Exhibit 8.1

August 24, 2016	Norton Rose Fulbright US LLP 1301 McKinney, Suite 5100 Houston, Texas 77010-3095 United States Tel +1 713 651 5151 Fax +1 713 651 5246 nortonrosefulbright.com

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Ladies and Gentlemen:

We have acted as counsel to Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”), in connection with (i) the proposed merger (the “Merger”) of Community First Bancshares, Inc., an Arkansas corporation and bank holding company registered under the BHCA (“Community”), with and into EQBK, pursuant to the Agreement and Plan of Reorganization, dated as of July 14, 2016 (the “Merger Agreement”), by and between EQBK and Community, and (ii) the preparation and filing of the Registration Statement on Form S-4 (Registration Statement No. 333-XXXXXX), as amended (the “Registration Statement”), which includes the Joint Proxy Statement/Prospectus (the “Proxy Statement”), filed with the Securities and Exchange Commission (the “SEC”) on August 24, 2016. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

In connection with the opinion set forth herein, we have examined and relied on originals or copies, certified, or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, (iii) the representation letters dated August 24, 2016, and delivered by EQBK and Community to us for the purpose of rendering our opinion stated herein, and (iv) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein (all documents described in this sentence are collectively referred to as the “Documents”).

In rendering our opinion, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement, (ii) the Documents are complete and authentic and have been duly authorized, executed, and delivered, (iii) all of the information, facts, statements, representations, warranties, and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations, warranties, and covenants by independent investigation) are true and accurate at all relevant times (including as of the Effective Time), (iv) the respective parties to the Documents and all parties referred to therein (including all successors-in-interest to such parties) will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, (v) none of the terms and conditions contained in the Documents has been or will be waived or modified in any respect, and (vi) none of

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

Norton Rose Fulbright US LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP and Norton Rose Fulbright South Africa Inc are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are available at nortonrosefulbright.com.

Equity Bancshares, Inc. August 24, 2016 Page 2

the parties to the Merger Agreement will take any action after the Effective Time that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the information, facts, statements, representations, covenants, and warranties provided or made by EQBK and Community in the Documents. Any change in the accuracy or completeness of any of the information, facts, statements, representations, covenants, warranties, Documents, or assumptions on which our opinion is based could affect our conclusion.

Our opinion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities we have considered relevant, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinion herein. Additionally, our opinion is not binding on the Internal Revenue Service or any court, and no assurance can be given that the Internal Revenue Service will not assert, and that a court will not sustain, a position contrary to our opinion.

Based solely upon and subject to the foregoing, and subject to the assumptions, qualifications, and limitations stated herein and set forth in the Registration Statement, we are of the opinion that, under current law, the discussion under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Proxy Statement, insofar as it relates to U.S. federal income tax law, is accurate in all material respects.

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. Our opinion is rendered as of the date hereof and we undertake no obligation to update our opinion or advise you of any changes in the event there is any change in the information, facts, statements, representations, warranties, covenants, Documents, assumptions, or legal authorities on which our opinion is based, or any inaccuracy in any of the information, facts, statements representations, warranties, covenants, Documents, or assumptions upon which we have relied in rendering our opinion.

Our opinion set forth above is being rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement; however in giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP